February 9, 2006
Mail Stop 4561



Tal Raz
Vice President and Chief  Financial Officer
Elron Electronic Industries LTD.
3 Azrieli Center
42nd Floor
Tel-Aviv, Israel 67023

Re: 	Elron Electronic Industries LTD.
      Form 20-F for the year ended December 31, 2004
      Filed July 13, 2005
      File No. 000-11456

Dear Mr. Raz:

	We have completed our review of your Form 20-F, and do not, at this time, have any further comments.





								Sincerely,


								Stephen Krikorian
								Accounting Branch Chief